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Term Sheet No. U197 To the Underlying Supplement dated June 24, 2010, Product Supplement No. U-I dated July 23, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 1, 2010

$ 1 Year 7.0% – 9.0% per annum Bearish Callable Yield Notes due September 30, 2011 Linked to the Performance of the S&P 500® Index and the Russell 2000® Index

General

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The securities are designed for investors who are bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if the closing level of either Underlying reaches or exceeds the Knock-In Level for that Underlying on any trading day from but excluding the Trade Date to and including the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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Interest will be paid quarterly in arrears at a rate expected to be between 7.0% and 9.0% per annum (to be determined on the Trade Date) at 100% of the principal amount of the securities, together with interest payable on that Interest Payment Date. Interest will be calculated on a 30/360 basis, subject to Early Redemption.

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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date on or after March 30, 2011. No interest will accrue or be payable following an Early Redemption.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing September 30, 2011.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about September 27, 2010 (the "Trade Date") and are expected to settle on or about September 30, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:		Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlyings:		Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500 Index ("SPX")	SPX
	Russell 2000 Index ("RTY")	RTY
Interest Rate:		Expected to be between 7.0% and 9.0% per annum (to be determined on the Trade Date). Interest will be calculated on a 30/360 basis.
Interest Payment Dates:		Unless redeemed earlier, interest will be paid quarterly in arrears on December 30, 2010, March 30, 2011, June 30, 2011 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Redemption Amount:		The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:
	•	If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the difference of one minus the Underlying Return of the Better Performing Underlying. Because the Underlying Return of the Better Performing Underlying is subject to a minimum of zero, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is less than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.
	•	If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Early Redemption:		The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after March 30, 2011 upon at least three business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.
Knock-In Event:		A Knock-In Event occurs if the closing level of either Underlying reaches or exceeds the Knock-In Level for that Underlying on any trading day during the Observation Period.
Knock-In Level:		The Knock-In Level for each Underlying will be 122.50% of the Initial Level of such Underlying.
Better Performing Underlying:		The Underlying with the higher Underlying Return.
Underlying Return:		For each Underlying, the Underlying Return will be calculated as follows using the Initial Level and the Final Level of such Underlying:
Final Level – Initial Level Initial Level
; subject to a minimum of zero
Initial Level:		For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:		For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Period:		The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†		September 27, 2011
Maturity Date:†		September 30, 2011
Listing:		The securities will not be listed on any securities exchange.
CUSIP:		22546EYS7

†    Subject to postponement in respect of each Underlying if the scheduled Maturity Date is not a business day for such Underlying or the scheduled Valuation Date is not an underlying business day for such Underlying and in the event of a market disruption event in respect of such Underlying as described in the accompanying product supplement under "Description of the Securities — Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" in this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1) We or one of our affiliates may pay varying discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September 1, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated June 24, 2010, the product supplement dated July 23, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated June 24, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

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  Product supplement No. U-I dated July 23, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000089109210002984/e39475_424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the product supplement and "Selected Risk Considerations" in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns of the Better Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that (i) the securities are not redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 8.00% per annum (the midpoint of the expected range set forth on the cover page of this term sheet), (iii) the term of the securities is exactly one year and (iv) the Knock-In Level for each Underlying is 122.50% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is 1115 for SPX and 665 for RTY. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and total payment amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is greater than or equal to its respective Knock-In Level on any trading day during the Observation Period and (b) the Final Level of the Better Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Better Performing Underlying will increase in comparison to its Initial Level. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	20%	20%	$1,000	$80	$1,080
$1,000	10%	10%	$1,000	$80	$1,080
$1,000	0%	0%	$1,000	$80	$1,080
$1,000	-10%	0%	$1,000	$80	$1,080
$1,000	-20%	0%	$1,000	$80	$1,080
$1,000	-30%	0%	$1,000	$80	$1,080
$1,000	-40%	0%	$1,000	$80	$1,080
$1,000	-50%	0%	$1,000	$80	$1,080

TABLE 2: A Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Better Performing Underlying	Underlying Return of the Better Performing Underlying	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	100%	100%	$0	$80	$80
$1,000	90%	90%	$100	$80	$180
$1,000	80%	80%	$200	$80	$280
$1,000	70%	70%	$300	$80	$380
$1,000	60%	60%	$400	$80	$480
$1,000	50%	50%	$500	$80	$580
$1,000	40%	40%	$600	$80	$680
$1,000	30%	30%	$700	$80	$780
$1,000	20%	20%	$800	$80	$880
$1,000	10%	10%	$900	$80	$980
$1,000	0%	0%	$1,000	$80	$1,080
$1,000	-10%	0%	$1,000	$80	$1,080
$1,000	-20%	0%	$1,000	$80	$1,080
$1,000	-30%	0%	$1,000	$80	$1,080
$1,000	-40%	0%	$1,000	$80	$1,080
$1,000	-50%	0%	$1,000	$80	$1,080

Example 1: A Knock-In Event occurs because the closing level of one Underlying exceeds its Knock-In Level during the Observation Period; and the Final Level of the Better Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1115	1672.50 (150% of Initial Level)	1672.50 (150% of Initial Level)
RTY	665	798 (120% of Initial Level)	798 (120% of Initial Level)

Since the closing level of SPX exceeds its Knock-In Level during the Observation Period, a Knock-In Event occurs. SPX is also the Better Performing Underlying.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of SPX – Initial Level of SPX Initial Level of SPX

           ; subject to a minimum of zero

= (1672.50 – 1115)/1115 = 0.50

Redemption Amount (per $1000 principal amount securities)

    = $1,000 × (1 – Underlying Return of the Better Performing Underlying)

    = $1,000 × (1 – 0.50)

    = $500

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; the Better Performing Underlying never reaches or exceeds its Knock-In Level during the Observation Period; and the Final Level of the Better Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1115	1365.88 (122.50% of Initial Level)	1226.50 (110% of Initial Level)
RTY	665	798 (120% of Initial Level)	798 (120% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. RTY is the Better Performing Underlying, even though its closing level never reaches or exceeds its Knock-In Level during the Observation Period.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of RTY – Initial Level of RTY Initial Level of RTY

           ; subject to a minimum of zero

= (798 – 665)/665 = 0.20

Redemption Amount (per $1000 principal amount securities)

    = $1,000 × (1 – Underlying Return of the Better Performing Underlying)

    = $1,000 × (1 – 0.20)

    = $800

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Better Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1115	1365.88 (122.50% of Initial Level)	1059.25 (95% of Initial Level)
RTY	665	798 (120% of Initial Level)	598.50 (90% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level, a Knock-In Event occurs. SPX is also the Better Performing Underlying.

Therefore, the Underlying Return of the Better Performing Underlying will equal:

Final Level of SPX – Initial Level of SPX Initial Level of SPX

           ; subject to a minimum of zero

= (1059.25 – 1115)/1115 = -0.05

BUT -0.05 is less than the minimum of zero, so the Underlying Return of the Better Performing Underlying is zero.

Redemption Amount (per $1000 principal amount securities)

    = $1,000 × (1 – Underlying Return of the Better Performing Underlying)

    = $1,000 × (1 – 0.00)

    = $1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Highest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1115	1226.50 (110% of Initial Level)	1059.25 (95% of Initial Level)
RTY	665	665 (100% of Initial Level)	598.50 (90% of Initial Level)

Since the closing level of each Underlying did not reach or exceed its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY – You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Level of the Better Performing Underlying is greater than its Initial Level, you will be fully exposed to any appreciation in the Better Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of your securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Better Performing Underlying will increase in comparison to its Initial Level. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION – The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Level of each Underlying is less than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive more than the principal amount of your securities at maturity, excluding interest. Assuming the securities are held to maturity and the term of the securities is exactly 1 year, the maximum amount payable with respect to the securities is expected to be between $1,070 and $1,090 (to be determined on the Trade Date) for each $1,000 principal amount of securities.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING IS GREATER THAN ITS INITIAL LEVEL – Even if the closing level of only one Underlying reaches or exceeds its Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of just one Underlying is greater than its Initial Level. This will be true even if the closing level of the Better Performing Underlying never reached or increased above its Knock-In Level on any trading day during the Observation Period.

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  THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date occurring on or after March 30, 2011 upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on such Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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  SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING – Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the appreciation of any basket component could be mitigated by the depreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the better performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the appreciation of either Underlying is not mitigated by the depreciation of the other Underlying. Instead, the Redemption Amount payable at maturity depends on the better performing of the two Underlyings to which the securities are linked and, if a Knock-In Event occurs, the Redemption Amount payable at maturity will be adversely affected by any positive performance of such Underlying from its Initial Level to its Final Level.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Underlyings;

    o
    the time to maturity of the securities;

    o
    the Early Redemption feature, which is likely to limit the value of the securities;

    o
    interest and yield rates in the market generally;

    o
    investors' expectations with respect to the rate of inflation;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

  •
  NO OWNERSHIP RIGHTS RELATING TO THE EQUITY SECURITIES COMPRISING THE UNDERLYINGS – Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlyings.

  •
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on their closing levels from January 1, 2005 through August 27, 2010. The closing level of the S&P 500 Index on August 27, 2010 was 1064.59. The closing level of the Russell 2000 Index on August 27, 2010 was 616.76. We obtained the closing levels of the Underlyings from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may increase so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of your securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain below their respective Knock-In Levels during the Observation Period. If the closing level of either Underlying reaches or exceeds its Knock-In Level on any trading day during the Observation Period, and the closing level of the Better Performing Underlying on the Valuation Date is greater than its Initial Level, you will lose money on your investment.

For further information on the S&P 500 Index and the Russell 2000 Index, see "The Reference Indices—The S&P Indices—The S&P 500® Index" and "The Reference Indices—The Russell 2000 Index®," respectively, in the accompanying underlying supplement.

Historical Performance of the S&P 500 Index

Historical Performance of the Russell 2000 Index

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.4220%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to "Certain U.S. Federal Income Tax Considerations" in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between $20.00 and $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse may pay referral fees to some broker-dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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